Registration No. 333-160513

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Post-Effective Amendment #3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Profit Planners Management, Inc.
(Exact Name of Small Business Issuer in its Charter)

Nevada (State of Incorporation)	000-8742 (Primary Standard Classification Code)	90-0450030 (IRS Employer ID No.)

350 Madison Avenue, 8th Floor
New York, NY 10017
646-416-6802
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

CSC Services of Nevada, Inc.
502 East John Street
Carson City, Nevada 89706
1(800) 882-3072
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Bradley L. Steere II, Esq.
52 White Street, 4th Floor
New York, N.Y. 10013
Telephone: (212) 226-6914
Fax: (646) 304-1986

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	____	Accelerated filer	____
Non-accelerated filer	____	Smaller reporting company	X
(Do not check if a smaller reporting company)

EXPLANATORY NOTE:

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-1 (File No. 333-160513) (the “Registration Statement”) of Profit Planners Management, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2009, and declared effective on September 22, 2009, as amended by Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the SEC on September 1, 2010, and declared effective on September 8, 2010, the Company registered for re-sale from time to time 756,669 of the Company’s common shares (the “Common Shares”), par value $0.001 per share. The Common Shares were registered to permit re-sales of such Common Shares by the selling shareholders named in the Registration Statement.

The Company is seeking to deregister the 406,668 Common Shares that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its agreement with the selling shareholders has terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the 406,668 shares of Common Stock registered, but unsold, under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 2, 2011.

PROFIT PLANNERS MANAGEMENT, INC.

By: /s/ Wesley Ramjeet Wesley Ramjeet,Chief Executive Officer and Director By: /s/ Wesley Ramjeet Wesley Ramjeet, principal financial officer and principal accounting officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Wesley Ramjeet	Chief Executive Officer	May 2, 2011
Wesley Ramjeet	and Director

/s/ Bradley L Steere II	Secretary and Director	May 2, 2011
Bradley L Steere II